            , 2008

State Street Bank and Trust Company

Attn: Joseph L. Hooley, Vice Chairman

66 Brooks Drive

Braintree, Massachusetts 02184

Ladies and Gentlemen:

This is to advise you that Artisan Funds, Inc. has established a new series of shares to be known as Artisan Opportunistic Growth Fund. The series has one class, Investor Shares. In accordance with the Additional Funds provision in Section 18 of the Custodian Contract dated March 7, 1995, as amended April 27, 2000 and August 6, 2003, between Artisan Funds, Inc. and State Street Bank and Trust Company, Artisan Funds, Inc. hereby requests that you act as Custodian for the new series under the terms of the Custodian Contract.

Please indicate your acceptance of this appointment as Custodian by executing two copies of this Letter Agreement, returning one copy to us and retaining one copy for your records.

ARTISAN FUNDS, INC.

By:
Lawrence A. Totsky
Chief Financial Officer

Agreed to this          day of             , 2008

STATE STREET BANK AND TRUST COMPANY

By:
Name:	Joseph L. Hooley
Title:	Vice Chairman